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                                                               EXHIBIT 10.41


                         Shareholders Voting Agreement


         This Shareholders Voting Agreement ("Agreement"), dated as of March 27, 1997, by and between Michael Viner and Deborah Raffin (collectively, "Viner") on the one hand and Media Equities International, LLC, a New York limited liability company ("MEI"), with its principal office at 1 Stamford Plaza, Stamford, Connecticut 16901, on the other hand.

         WHEREAS, on March 27, 1997, MEI, Viner and Dove Entertainment, Inc. a California corporation ("Dove"), executed and delivered a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which MEI agreed to acquire from Dove 4,000 shares (the "MEI Purchase Shares") of newly issued Dove Series B Preferred Stock and an option to purchase up to 2.0 million shares of Common Stock, subject to anti-dilution adjustment (the "MEI Option Shares") and Viner agreed to acquire from Dove 2,000 shares (the "Viner Purchase Shares") of newly issued Dove Series C Preferred Stock and an option to purchase up to 1.0 million shares of Common Stock , subject to anti-dilution adjustment (the "Viner Option Shares") and to amend the terms of Dove's Series A Preferred Stock (all of such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, collectively, the "Purchase Shares;" and all of such MEI Option Shares and Viner Option Shares, the "Option Shares"); and

         WHEREAS, Viner is the beneficial owner of, and has the power to vote directly or indirectly, approximately 1,525,811 currently outstanding shares of Common Stock;

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

         Section 1.       Election of Directors.

         In the event that MEI shall be entitled to have representation on the Company's Board of Directors pursuant to Section 6.3(b) or 7.2 of the Stock Purchase Agreement, at MEI's request, Viner shall, and shall use his reasonable best efforts to cause each of his affiliates to, vote all of the voting securities of Dove beneficially owned thereby and entitled to vote thereon for the election of the requisite number of director designees of MEI then required by such Section 6.3(b) or 7.2. In addition, Viner shall use their reasonable efforts to take all steps necessary to cause the election of such designees, including seeking the resignation of current directors of the Company; however nothing herein shall require Viner to take or fail to take any action which would, as a matter of law, have a reasonable probability of causing a breach of any fiduciary or similar duty of Viner to the Company and the Company's shareholders, other than MEI.

         Section 2.       General Provisions.

         (a) If at any time either MEI shall notify Dove of its desire to have any of its director designees removed, each of Viner and MEI shall, and shall use his or its reasonable best efforts to cause each of their respective affiliates to, subject to all applicable requirements of law, vote all of the voting securities of Dove owned by them and entitled to vote thereon for the removal of
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such director at any meeting of the shareholders of Dove or by written consent of the holders of voting securities of Dove without a meeting.

         (b) Whenever any director designee of MEI ceases to serve on the board of directors of Dove (whether by reason of death, resignation, removal or otherwise), MEI shall be entitled, as between Viner and MEI, to designate a successor director to fill the vacancy so created by giving notice in the manner provided in Section 1(a) above. Each of Viner and MEI shall, and shall use his or its reasonable best efforts to cause their respective affiliates to, vote for such director designee in the manner provided for in Section 1(a) above.

         (c) MEI and Viner agree to jointly request the Secretary of the Company to call a special meeting of shareholders of Dove if either Viner or MEI requests such a meeting.

         (d) MEI acknowledges that the listing criteria of the Nasdaq market (as contemplated to be amended) may require the Company to have at least two "independent" directors, and an audit committee, a majority of whose members must be "independent" directors. Accordingly, notwithstanding anything to the contrary herein or in the Stock Purchase Agreement, in the event the provisions of Section 1(c) apply, MEI shall designate at least one "independent" director to the extent required by such listing criteria.

         Section 3. Termination. This Agreement shall terminate on the earlier of (a) the close of business on the tenth anniversary hereof and (b) the date on which MEI or its Principals beneficially owns in the aggregate less than 750,000 shares of Common Stock (subject to adjustment for stock splits or combinations and assuming the Series B Preferred Stock held by MEI is converted into Common Stock).

         Section 4. After-Acquired Shares. All of the provisions of this Agreement shall apply to and shall include all shares of Common Stock or other voting securities of Dove now beneficially owned by any of the parties hereto (including, without limitation, the Purchase Shares being acquired concurrently with the execution and delivery of this Agreement) and all shares of Common Stock and other voting securities of Dove issued to (including, without limitation, the Option Shares), purchased by (whether purchased through open-market purchases, privately negotiated transactions or otherwise) or which otherwise become beneficially owned by any of the parties hereto except as otherwise provided herein.

         Section 5. Transfer of Shares. During the term of this Agreement, the parties shall be free to transfer shares of Common Stock to any person (in which event such shares will no longer be subject to any restriction under this Agreement), except that no such transfer shall be made to a Related Person (as defined in the next sentence) unless prior thereto the other parties shall have been notified of such proposed transfer and the transferee Related Person shall have agreed n writing to be bound by the provisions of this Agreement as if a party named herein. For purposes of the foregoing sentence, the term "Related Person," when used to indicate a relationship with a party, means any of (a) a corporation or organization of which such party or any such person referred to in clause (c) is an officer or partner or is, directly or indirectly, the beneficial owner of





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25 percent or more of any class of equity securities, (b) any trust or other estate in which such party or any person referred to in clause (c) has at least a 25 percent beneficial interest or as to which such party serves as trustee or in a similar capacity, and (c) any relative in the immediate family (i.e., children or step-children) or spouse of such party or any relative in the immediate family of such spouse.

         Section 6. Owner of Shares. Each party to this Agreement may deem and treat the person in whose name shares of securities are registered in the stock books of Dove as the owner thereof for all purposes, including, without limitation, for the giving of notices under this Agreement.

         Section 7. Legend. A copy of this Agreement shall be filed with the Secretary of Dove and shall be kept at its principal executive office.
Upon the execution of this Agreement, each of the parties hereto shall cause each certificate representing shares of voting securities now or hereafter owned by it to carry a legend as follows:

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS' VOTING AGREEMENT, DATED AS OF MARCH 27, 1997, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS THEREIN PROVIDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY.

         Section 8. Notices. All notices and other communications shall be effective (a) upon receipt if (i) hand delivered or (ii) sent by facsimile transmission and confirmed by mail, (b) the third day after mailing, postage prepaid return receipt requested and (c) one day after sending by recognized "over-night" delivery service. Any notice not contemplated above shall be effective upon receipt. For the purposes of this Section 8, the addresses of the parties to which notices shall be sent shall be as follows:

                 If to Viner:
                 -----------

                 1072 Beverly Drive
                 Beverly Hills, CA  90210

                 If to MEI or any MEI Shareholder:
                 --------------------------------

                 At the address set forth in the preamble hereto.


         Each of the parties hereto may change the address to which such communications are to be directed by notice to the other parties as provided in this Section 8.

         Section 9. Complete Agreement. This is the complete agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements





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with respect thereto.  There are no representations, warranties, covenants, conditions, terms,agreements, promises, understandings, commitments or other arrangements with respect to the subject matter hereof other than those expressly set forth herein.

         Section 10. Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of California without regard to any conflict of law principles thereof.

         Section 11. Binding Agreement; Successors. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, and, except as provided in Section 5 hereof, each of their respective successors, assigns, heirs and other representatives.

         Section 12. Headings. The section headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, nor are they deemed to constitute a part of this Agreement.

         Section 13. Counterparts. This Agreement may be executed in tow or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         Section 14. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable and actual attorneys' fees (including any such fees incurred in connection with enforcement of any judgments) in addition to its or his costs and expenses and any other available remedies.

         Section 15. Waiver; Amendment. Any waiver of any provision or breach of this Agreement must be in writing, executed by the waiving party. No waiver of any provision or breach of this Agreement shall be a waiver of any other provision or breach of this Agreement or any subsequent breach. Any amendment or modification of this Agreement must be in writing and executed by all of the parties hereto.

         Section 16. Specific Performance. Each of the parties hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by a party hereto and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto agrees that in the event of any actual or threatened breach of this Agreement by any party hereto, the other parties hereto shall be entitled to specific performance. Such remedy shall not be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other remedies available at law or equity to such party.

         Section 17. Interpretation. The parties hereto agree that each party has participated in the drafting and preparation of this Agreement, and, accordingly, in any construction of the meaning herein, no party shall be deemed to be the drafter hereof.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MEDIA EQUITIES INTERNATIONAL, LLC       /s/ MICHAEL VINER
                                        ----------------------------------
                                        Michael Viner


By: /s/ RON LIGHTSTONE                  /s/ DEBORAH RAFFIN VINER
   -----------------------------        ----------------------------------
         Name:                          Deborah Raffin Viner
         Title:





                Acknowledgment of Shareholders' Voting Agreement

         Dove Entertainment, Inc. hereby acknowledges the existence of the foregoing Shareholders' Voting Agreement



                                           Dove Entertainment, Inc.


                                           By: /s/ STEVEN SOLOWAY
                                              -------------------------------
                                                   Name:
                                                   Title:






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